REVISED ATTACHMENT 1

To Revised Schedule A of the Investment Management Agreement, dated April 27, 2001, by and between USAllianz Advisers, LLC (now Allianz Investment Management LLC) and USAllianz Variable Insurance Products Trust (now Allianz Variable Insurance Products Trust).

Fees payable to the Manager pursuant to Revised Schedule A to the Investment Management Agreement shall be calculated at the following annual rates until such time as this Attachment 1 is further revised.

Fund	Rate (Average Net Assets in Millions (M) for Funds with Breakpoints)
All Assets
AZL BlackRock Capital Appreciation Fund 0.70%
All Assets
AZL Columbia Small Cap Value Fund 0.80%
All Assets
AZL Davis New York Venture Fund 0.70%
All Assets
AZL Dreyfus Research Growth Fund 0.70%
	First $100M	Next $100M	Thereafter
AZL Invesco Equity and Income Fund 0.70% 0.675% 0.65%
	First $100M		Thereafter
AZL Invesco Growth and Income Fund 0.675% 0.65%
All Assets
AZL Invesco International Equity Fund 0.85%
All Assets
AZL JPMorgan International Opportunities Fund 0.85%
	First $100M	Thereafter
AZL JPMorgan U.S. Equity Fund 0.75% 0.70%
	First $100M		Thereafter
AZL MFS Investors Trust Fund 0.75% 0.70%
	First $100M	Next $400M	Thereafter
AZL MFS Value Fund 0.75% 0.70% 0.65%
All Assets
AZL Schroder Emerging Markets Equity Fund 1.08%

            Acknowledged:

            Allianz Variable Insurance Products Trust                                Allianz Investment Management LLC

            By:     /s/ Brian Muench                                                                By:     /s/ Michael Scriver
            Name:  Brian Muench                                                                    Name:  Michael Scriver
            Title:   President                                                                              Title:  Vice President, Hedging

Updated:  01/01/2013